EXHIBIT 99.4

THE BERKSHIRE GAS COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2013 AND 2012

Independent Auditor's Report

To the Shareholder and Board of Directors
of The Berkshire Gas Company:

We have audited the accompanying financial statements of  The Berkshire Gas Company (the "Company"), which comprise the balance sheets as of December 31, 2013 and December 31, 2012, and the related statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Berkshire Gas Company at December 31, 2013 and December 31, 2012, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

March 27, 2014

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE BERKSHIRE GAS COMPANY
STATEMENT OF INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012

Operating Revenues	$74,865	$61,530

Operating Expenses
Operation
Natural gas purchased	36,298	27,427
Operation and maintenance	15,549	14,766
Depreciation and amortization	7,052	6,575
Taxes - other than income taxes	2,652	2,537
Total Operating Expenses	61,551	51,305
Operating Income	13,314	10,225

Other Income and (Deductions), net (Note A)	1,028	1,938

Interest Charges, net
Interest on long-term debt	2,833	2,899
Other interest, net	7	8
	2,840	2,907
Amortization of debt expense and redemption premiums	117	117
Total Interest Charges, net	2,957	3,024

Income Before Income Taxes	11,385	9,139

Income Taxes (Note E)	4,415	3,441

Net Income	$6,970	$5,698

THE BERKSHIRE GAS COMPANY
STATEMENT OF COMPREHENSIVE INCOME
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012

Net Income	$6,970	$5,698
Other Comprehensive Income (Loss)	(28)	44
Comprehensive Income	$6,942	$5,742

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Cash Flows From Operating Activities
Net income	$6,970	$5,698
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,169	6,692
Deferred income taxes	3,952	1,643
Pension expense	1,909	1,103
Regulatory activity, net	(2,216)	811
Other non-cash items, net	258	632
Changes in:
Accounts receivable, net	73	(397)
Unbilled revenues	(2,346)	(59)
Prepayments	71	(161)
Natural gas in storage	451	891
Accounts payable	61	106
Taxes accrued/refundable, net	109	911
Accrued liabilities	(1,733)	(4,311)
Accrued pension	(1,820)	(1,145)
Other assets	963	(218)
Other liabilities	413	(1,792)
Total Adjustments	7,314	4,706
Net Cash provided by Operating Activities	14,284	10,404

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(10,456)	(11,306)
Other	46	(85)
Net Cash (used in) Investing Activities	(10,410)	(11,391)

Cash Flows from Financing Activities
Payment on long-term debt	(1,455)	(1,455)
Issuance of long-term debt	15,000	-
Payment of common stock dividend	(5,561)	(5,000)
Intercompany payable	(7,000)	7,000
Net Cash provided by Financing Activities	984	545

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	4,858	(442)
Balance at beginning of period	2,032	2,474
Balance at end of period	$6,890	$2,032

Cash paid during the period for:
Interest (net of amount capitalized)	$2,802	$2,922
Income taxes	$300	$950

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$842	$10

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2013 and 2012

ASSETS
(In Thousands)

	2013	2012
Current Assets
Unrestricted cash and temporary cash investments	$6,890	$2,032
Accounts receivable less allowance of $1,058 and $767, respectively	7,561	7,925
Unbilled revenues	6,054	3,708
Current regulatory assets (Note A)	9,563	5,791
Deferred income taxes (Note E)	-	909
Natural gas in storage, at average cost	3,457	3,908
Materials and supplies, at average cost	691	736
Current portion of derivative assets (Note A)	-	1,000
Prepayments	2,011	2,082
Total Current Assets	36,227	28,091

Other investments	1,166	1,357

Net Property, Plant and Equipment (Note A)	124,329	117,810

Regulatory Assets (Note A)	35,666	41,733

Deferred Charges and Other Assets
Unamortized debt issuance expenses	803	920
Goodwill (Note A)	51,933	51,933
Other	90	7
Total Deferred Charges and Other Assets	52,826	52,860

Total Assets	$250,214	$241,851

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
BALANCE SHEET
December 31, 2013 and 2012

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2013	2012
Current Liabilities
Current portion of long-term debt (Note B)	$2,393	$2,393
Accounts payable	5,766	4,873
Accrued liabilities	6,253	7,986
Deferred income taxes (Note E)	3,534	-
Interest accrued	871	833
Taxes accrued	4,020	3,911
Intercompany payable	-	7,000
Total Current Liabilities	22,837	26,996

Deferred Income Taxes (Note E)	25,685	25,312

Regulatory Liabilities (Note A)	28,084	26,863

Other Noncurrent Liabilities
Pension accrued (Note G)	4,759	8,198
Environmental remediation costs	4,050	3,500
Other	6,307	6,481
Total Other Noncurrent Liabilities	15,116	18,179

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt	48,089	35,479

Common Stock Equity
Paid-in capital	106,095	106,095
Retained earnings	4,320	2,911
Accumulated other comprehensive income (loss)	(12)	16
Net Common Stock Equity	110,403	109,022

Total Capitalization	158,492	144,501

Total Liabilities and Capitalization	$250,214	$241,851

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
December 31, 2013 and 2012
(Thousands of Dollars)

					Accumulated
					Other
	Common Stock		Paid-in	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
Balance as of December 31, 2011	100	$-	$106,095	$2,213	$(28)	$108,280

Net income				5,698		5,698
Other comprehensive income, net of deferred income taxes					44	44
Payment of common stock dividend				(5,000)		(5,000)
Balance as of December 31, 2012	100	$-	$106,095	$2,911	$16	$109,022

Net income				6,970		6,970
Other comprehensive income, net of deferred income taxes					(28)	(28)
Payment of common stock dividend				(5,561)		(5,561)
Balance as of December 31, 2013	100	$-	$106,095	$4,320	$(12)	$110,403

The accompanying Notes to Financial Statements
are an integral part of the financial statements.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

(A)  STATEMENT OF ACCOUNTING POLICIES

The Berkshire Gas Company (Berkshire) engages in natural gas transportation, distribution and sales operations in Massachusetts serving approximately 39,000 customers in service areas totaling approximately 744 square miles.  The service area in Massachusetts includes Berkshire County and portions of Franklin and Hampshire Counties, and includes the cities of Pittsfield, North Adams and Greenfield.  The population of this area is approximately 193,000, which represents 3.0% of the population of Massachusetts.  Of Berkshire’s 2013 retail revenues, 68.1% were derived from residential sales, 28.0% from commercial sales and 3.9% from industrial sales.  Retail revenues vary by season, with the highest revenues typically in the first quarter of the year reflecting seasonal rates and cooler weather.

Berkshire is the principal operating utility of Berkshire Energy Resources (BER), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings). BER is a holding company whose sole business is ownership of its respective operating regulated gas utility.  Berkshire is regulated by the Massachusetts Department of Public Utilities (DPU) as it relates to utility service.

Accounting Records

The accounting records of Berkshire are maintained in conformity with generally accepted accounting principles in the United States of America (GAAP).

The accounting records for Berkshire are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and DPU.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

The Company has revised its previous financial statements for classification related to operating revenues, natural gas purchased, unbilled revenues, net property, plant and equipment, accrued liabilities, and other noncurrent liabilities.  The effect of these revisions is a $4.3 million adjustment increasing operating revenues and natural gas purchased in the Statement of Income for the year ended December 31, 2012, which had no impact on net income; a $2.1 million adjustment increasing unbilled revenues and accrued liabilities; and a $4.0 million adjustment decreasing property, plant and equipment and other noncurrent liabilities in the Balance Sheet as of December 31, 2012.  These errors are not considered to be material individually or in the aggregate to previously issued financial statements.  These adjustments did not have an impact on the Statement of Changes in Shareholder’s Equity.  Additionally, certain immaterial amounts that were reported in the Financial Statements in previous periods have been reclassified to conform to the current presentation.

Berkshire has evaluated subsequent events through the date its financial statements were available to be issued, March 27, 2014.

Cash and Temporary Cash Investments

Berkshire considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by the DPU.  Software service life is based upon management’s estimate of useful life.  The aggregate annual provisions for depreciation for the years 2013 and 2012 were approximately 3.8% and 3.7%, respectively, of the original cost of depreciable property.

Derivatives

On an annual basis, Berkshire has assessed the need for weather insurance contracts for the upcoming heating season in order to provide financial protection from significant weather fluctuations.  According to the terms of such contracts, if temperatures are warmer than normal at a prescribed level for the contract period, Berkshire would receive a payment; in addition, under certain of the contracts, if temperatures are colder than normal at a prescribed level for the contract period, Berkshire is required to make a payment.  The premiums paid are amortized over the terms of the contracts.  The intrinsic value of the contracts is carried on the balance sheet with changes in value recorded in the income statement as Other Income and (Deductions).

In October 2013, Berkshire entered into a weather insurance contract for the winter period of November 1, 2013 through April 30, 2014.  If temperatures are warmer than normal, Berkshire will receive a payment, up to a maximum of $1 million; however, if temperatures are colder than normal, Berkshire will make a payment of up to a maximum of $0.2 million.  The contract had no value at December 31, 2013 since the variation from normal weather through December 31, 2013 did not reach the prescribed level stated in the contract.

In November 2011, Berkshire entered into a weather insurance contract for calendar year 2012.  According to the terms of the contract, because temperatures were warmer than normal for the contract period, Berkshire received a payment of $1 million on January 8, 2013.  The premiums paid were amortized over the term of the contract.  The intrinsic value of the contract, $1 million at December 31, 2012, was carried on the balance sheet with changes in value recorded in the income statement as Other Income and (Deductions).

The value of the gross derivative liabilities as of December 31, 2013 and 2012 were as follows:

	December 31,	December 31,
	2013	2012
	(In Thousands)
Gross derivative liabilties:
Current Liabilities	$-	$1,000

Goodwill

Berkshire may be required to recognize an impairment of goodwill in the future due to market conditions or other factors related to its results of operations and performance. Those market events could include a decline in the forecasted results in the company business plan, significant adverse rate case results, changes in capital investment budgets or changes in interest rates that could impair the fair value of a reporting unit.  Recognition of impairments of a significant portion of goodwill would negatively affect reported results of operations and total capitalization, the effect of which could be material and could make it more difficult to maintain credit ratings, secure financing on attractive terms, maintain compliance with debt covenants and meet expectations of regulators.

A goodwill impairment test is performed each year and the test will be updated between annual tests if events or circumstances occur that may reduce the fair value of a reporting unit below its carrying value. The annual analysis of

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

the potential impairment of goodwill is a two-step process.  Step one of the impairment test consists of comparing the fair values of reporting units with their aggregate carrying values, including goodwill.  The estimated fair values for the reporting units are determined by using the income approach and the market approach methodologies.

The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations.  Key assumptions used to determine fair value under the income approach include the cash flow period, terminal values based on a terminal growth rate, and the discount rate.  The discount rate represents the estimated cost of debt and equity financing weighted by the percentage of debt and equity in a company's target capital structure.

The market approach utilizes the guideline company method, which calculates valuation multiples based on operating and valuation metrics from publicly traded guideline companies in the regulated natural gas distribution industry.  Multiples derived from the guideline companies provide an indication of how much a knowledgeable investor in the marketplace would be willing to pay for an investment in a similar company.  These multiples are then applied to the appropriate operating metric to determine indications of fair value.

If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, step two must be performed to determine the amount, if any, of the goodwill impairment loss.  If the carrying amount is less than fair value, further testing of goodwill impairment is not performed.

Step two of the goodwill impairment test consists of comparing the implied fair value of the reporting unit’s goodwill against the carrying value of the goodwill.  Determining the implied fair value of goodwill requires the valuation of a reporting unit’s identifiable tangible and intangible assets and liabilities as if the reporting unit had been acquired in a business combination on the testing date. The difference between the fair value of the entire reporting unit as determined in step one and the net fair value of all identifiable assets and liabilities represents the implied fair value of goodwill.  A goodwill impairment charge, if any, would be the difference between the carrying amount of goodwill and the implied fair value of goodwill upon the completion of step two.

As of October 1, 2013, the fair value of Berkshire exceeded its carrying value and therefore no impairment was recognized.  No events or circumstances occurred subsequent to October 1, 2013 that would make it more likely than not that the fair value fell below the carrying value.

Impairment of Long‑Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting”, determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition Berkshire.  At December 31, 2013, Berkshire did not have any assets that were impaired under this standard.

Income Taxes

In accordance with ASC 740 “Income Taxes,” Berkshire has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

generally accepted accounting principles for regulated industries, Berkshire has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, Berkshire normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, Berkshire may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  Berkshire’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See Note (E), Income Taxes for additional information.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net as of December 31, 2013 and 2012:

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)

Water heater rental program	$843	$768
Interest income	149	187
Weather insurance	46	837
Miscellaneous	(10)	146
Total	$1,028	$1,938

Pension

Berkshire accounts for pension plan costs in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See – Note (G), Pension and Other Benefits.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Costs consist of labor, materials, services and certain indirect construction costs.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

Berkshire accrues for estimated costs of removal for certain of their plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS

Berkshire’s property, plant and equipment as of December 31, 2013 and 2012 were comprised as follows:

	2013	2012
	(In Thousands)

Gas distribution plant	$163,702	$154,647
Software	711	339
Land	1,754	1,754
Buildings and improvements	8,031	5,988
Other plant	12,108	11,341
Total property, plant & equipment	186,306	174,069
Less accumulated depreciation	62,769	59,027
	123,537	115,042
Construction work in progress	792	2,768
Net property, plant & equipment	$124,329	$117,810

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allows Berkshire to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, Berkshire has deferred recognition of costs (a regulatory asset) or have recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  Berkshire is allowed to recover all such deferred costs through its regulated rates.  See Note (C), “Regulatory Proceedings,” for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

In addition to the Regulatory Assets and Liabilities identified on the Balance Sheet and described below, there are other regulatory assets and liabilities such as certain deferred tax liabilities.  If Berkshire, or a portion of their assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  Berkshire expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the Berkshire’s earnings and retained earnings in that year and could also have a material adverse effect on their on going financial condition.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Unless otherwise stated below, all of Berkshire’s regulatory assets earn a return.  Berkshire’s regulatory assets and liabilities as of December 31, 2013 and 2012 included the following:

	Remaining	December 31,	December 31,
	Period	2013	2012
		(In Thousands)
Regulatory Assets:
Pension plans	(a)	$17,908	$22,750
Environmental Remediation Costs	3 to 7 years	14,380	13,820
Debt premium	1 to 8 years	5,843	6,782
Deferred purchased gas	(d)	4,408	2,879
Deferred income taxes	(b)	858	-
Other	(c)	1,832	1,293
Total regulatory assets		45,229	47,524
Less current portion of regulatory assets		9,563	5,791
Regulatory Assets, Net		$35,666	$41,733

Regulatory Liabilities:
Deferred Pension	(a)	778	1,056
Accrued Removal Obligation	(c)	27,306	25,807
Total regulatory liabilities		28,084	26,863
Less current portion of regulatory liabilities		-	-
Regulatory Liabilities, Net		$28,084	$26,863

(a) Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) “Pension Benefits” for additional information.
(b) The balance will be extinguished when the asset, which is fully offset by a corresponding liability, or liability has been realized or settled, respectively.
(c) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(d) Deferred purchase gas costs balances at the end of the rate year are normally recorded/returned in the next year.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

Unbilled revenues represent estimates of receivables for products and services provided but not yet billed. The estimates are determined based on various assumptions, such as current month energy load requirements, billing rates by customer classification and weather.

New Accounting Standards

In February 2013, the FASB issued updated guidance to ASC 220 “Comprehensive Income” which requires disclosure of amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present either on the face of the Consolidated Statements of Income or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period.  For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

additional detail about those amounts. The guidance was effective prospectively for the first quarter of 2013. The adoption of this update did not have a material impact on Berkshire’s financial statements.

In July 2013, the FASB issued updated guidance to ASC 740 “Income Taxes” which prescribes the presentation of an unrecognized tax benefit when a net operating loss carry forward, a similar tax loss, or a tax credit carry forward exists.  This guidance is effective during interim and annual periods beginning after December 15, 2013 and is to be applied on a prospective basis.  The implementation of this guidance is not expected to have a material impact on Berkshire’s financial statements.

B)  CAPITALIZATION

Common Stock

Berkshire had 100 shares of its common stock, $2.50 par value, outstanding as of December 31, 2013 and 2012.

	December 31,
	2013	2012
	(In Thousands)
Unsecured Notes:
9.60% Senior Unsecured Note, due September 1, 2020	$8,000	$8,000
7.80% Senior Unsecured Note, due November 15, 2021	11,635	13,090
5.33% Senior Unsecured Note, Series A, due December 10, 2043	15,000	-

Senior Secured Notes:
10.06% First Mortgage Bond Series P, due February 1, 2019	10,000	10,000

Long-Term Debt	44,635	31,090
Less: Current portion of long-term debt (1)	2,393	2,393
Plus: Unamortized premium	5,847	6,782
Net Long-Term Debt	$48,089	$35,479

(1) Includes the current portion of unamortized premium.

Substantially all of Berkshire’s properties are pledged as collateral for the First Mortgage Bonds.

The fair value of Berkshire’s long-term debt was $54.2 million and $45.0 million as of December 31, 2013 and 2012, respectively, which was estimated by Berkshire based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2014	2015	2016	2017	2018 & thereafter
(In Thousands)
Maturities	$1,455	$1,455	$1,455	$1,455	$38,815

On October 25, 2013, Berkshire entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors on December 10, 2013 of senior unsecured 5.33% notes in the principal amount of $15 million, due on December 10, 2043.  Berkshire used the net proceeds of this long‑term debt issuance for the

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

repayment of short-term debt and expects to use the remaining net proceeds for general working capital, environmental expenditures and capital expenditures.

(C)  REGULATORY PROCEEDINGS

Rates

Utilities are entitled by Massachusetts statute to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

Berkshire’s rates are established by the DPU.  Berkshire’s 10-year rate plan, which was approved by the DPU and included an approved ROE of 10.5%, expired on January 31, 2012.  Berkshire continues to charge the rates that were in effect at the end of the rate plan.  In response to a letter from the DPU requesting that Berkshire notify the DPU when Berkshire expected to file its next base distribution rate case and the test year for the filing, Berkshire responded that calendar year 2014 would be the earliest test year for a base rate case, and with such a test year a case would be filed by approximately May 15, 2015 with rates to be effective April 1, 2016.

Additionally, Berkshire has a purchased gas adjustment clause approved by the DPU which enables them to pass the reasonably incurred cost of gas purchases through to customers.  This clause allows companies to recover changes in the market price of purchased natural gas, substantially eliminating exposure to natural gas price risk.

Approval for the Issuance of Debt

Long-term debt issuances require regulatory authorization which is typically obtained for a specified amount of debt to be issued during a specified period of time.

Berkshire has DPU approval to issue, from time to time, long-term debt in an aggregate principal amount not to exceed $20 million through December 14, 2014.  Berkshire is authorized to use the proceeds from any such debt issuances for the following purposes: (1) to finance capital expenditures; (2) to refinance short-term debt; (3) to pay anticipated environmental expenditures; (4) to provide general working capital; and (5) any other purposes as the DPU may authorize.  On December 10, 2013, Berkshire issued $15 million of senior unsecured notes pursuant to such DPU approval.

Gas Supply Arrangements

Berkshire satisfies its natural gas supply requirements through purchases from various producer/suppliers, withdrawals from natural gas storage capacity contracts and winter peaking supplies and resources.  Berkshire operates diverse portfolios of gas supply, firm transportation, gas storage and peaking resources.  Actual reasonable gas costs incurred by Berkshire are passed through to customers through state regulated purchased gas adjustment mechanisms subject to regulatory review.

Berkshire purchases the majority of the natural gas supply at market prices under seasonal, monthly or mid-term supply contracts and the remainder is acquired on the spot market.  Berkshire diversifies its sources of supply by amount purchased and location.  Berkshire primarily acquires gas at various locations in the US Gulf of Mexico region, in the Appalachia region and in Canada.

Berkshire acquires firm transportation capacity on interstate pipelines under long-term contracts and utilizes that capacity to transport both natural gas supply purchased and natural gas withdrawn from storage to the local distribution system.  Tennessee Gas Pipeline interconnects with Berkshire’s distribution system upstream of the city gates.  The prices and terms and conditions of the firm transportation capacity long-term contracts are regulated by the FERC.  The

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

actual reasonable cost of such contracts is passed through to customers through state regulated purchased gas adjustment mechanisms.  The future obligations under these contracts as of December 31, 2013 are as follows:

(In Thousands)
2014	$9,696
2015	9,010
2016	8,791
2017	8,791
2018	8,791
2019-after	36,122
$81,201

Berkshire acquires firm underground natural gas storage capacity using long-term contracts and fills the storage facilities with gas in the summer for subsequent withdrawal in the winter months.  The storage facilities are located in Pennsylvania, New York, West Virginia and Michigan.

Winter peaking resources are primarily attached to the local distribution system and are owned by Berkshire.  Berkshire owns or has rights to the natural gas stored in its Liquefied Natural Gas (LNG) facility that is directly attached to its distribution system.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including Berkshire, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $25 million is available to Berkshire.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each Borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2013, Berkshire did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2012 totaled $395.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and re-borrow funds, at its option, until the facility’s expiration, thus affording it flexibility in managing its working capital requirements.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(E)  INCOME TAXES

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)
Income tax expense consists of:
Income tax provisions:
Current
Federal	$156	$1,397
State	307	450
Total current	463	1,847
Deferred
Federal	3,567	1,498
State	434	145
Total deferred	4,001	1,643

Investment tax credits	(49)	(49)

Total income tax expense
	$4,415	$3,441

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)

Book income before income taxes	$11,385	$9,139

Computed tax at federal statutory rate	$3,985	$3,199
Increases (reductions) resulting from:
State taxes, net of federal benefit	482	386
Other items, net	(52)	(144)

Total income tax expense	$4,415	$3,441

Effective income tax rates	38.8%	37.7%

Differences exist in the treatment of certain transactions for book and tax purposes which cause Berkshire’s reported income tax rate to differ from the statutory tax rate described above.  The effective income tax rate for the year ended December 31, 2013 was 38.8%, as compared to 37.7% for the year ended December 31, 2012.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Berkshire is subject to the United States federal income tax statutes administered by the Internal Revenue Service  and the income tax statutes of the Commonwealth of Massachusetts.  Berkshire files a consolidated federal income tax return with its parent, UIL Holdings, as well as a Massachusetts unitary income tax return.  Berkshire determines a separate tax provision for this purpose and settles its income tax obligations in accordance with this methodology.  As of December 31, 2013, the tax years 2010, 2011, 2012, and 2013 remain open and subject to audit for federal and Commonwealth of Massachusetts income tax purposes.  Additionally, the federal returns for 2006 through 2009, the impact of which is the responsibility of the previous owner, are currently under examination.  These examinations are anticipated to be completed in either 2014 or 2015.  Berkshire cannot predict the ultimate outcome of the reviews.

Federal income tax legislation has provided for accelerated capital recovery for federal income tax purposes for certain capital additions placed in service during the reporting periods and as a result, Berkshire realized cash benefits through lower federal income tax deposit requirements.

Berkshire had gross unrecognized tax benefits of $166,000 as of December 31, 2013 and 2012.  Included in this amount were gross income tax reserves of $159,000 and interest of $7,000.

ASC 740 requires that all current deferred tax assets and liabilities within each particular tax jurisdiction be offset and presented as a single amount in the Balance Sheet.  A similar procedure is followed for all non-current deferred tax assets and liabilities.  Amounts in different tax jurisdictions cannot be offset against each other.  The amount of deferred income taxes as of December 31, 2013 and 2012 included on the following lines of the Balance Sheet is as follows:

	2013	2012
	(In Thousands)

Current deferred income tax assets (liabilities) - net	$(3,534)	$909
Noncurrent deferred income tax assets (liabilities) - net	(25,685)	(25,312)
Deferred income taxes – net	$(29,219)	$(24,403)

The following table summarizes Berkshire’s deferred tax assets and liabilities as of December 31, 2013 and 2012:

	2013	2012
	(In Thousands)
Deferred income tax assets:
Accrued removal obligation	$10,977	$10,123
Post-retirement benefits	2,023	3,629
Other	3,449	358
	$16,449	$14,110

Deferred income tax liabilities:
Plant basis and accelerated depreciation timing differences	$32,735	$24,898
Regulatory deferrals related to pension benefits	6,479	8,031
Envirionmental	3,891	2,626
Deferred natural gas costs	2,333	1,548
Other	230	1,410
	$45,668	$38,513

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to Berkshire’s pension benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits”.  Berkshire, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•	Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.
•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans’ assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2014 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  50% Equity securities,  40% Debt securities and 10% Other securities, which consists primarily of real assets, hedge funds and high yield securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  Berkshire does not currently expect to make a pension contribution in 2014.  Such contribution levels will be adjusted, if necessary, based on final actuarial contributions.

Berkshire applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension plans.  The estimation technique utilized to develop the discount rate is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2013 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees’ pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

Berkshire is utilizing a discount rate of 5.20% as of December 31, 2013 for all of its qualified pension plans, compared to 4.25% in 2012.  The increase in the discount rate, which was due to changes in long-term interest rates, resulted in a decrease to the projected benefit obligation of approximately $3 million from 2012 to 2013.

The pension plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

a 0.25% change in the discount rate assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $0.1 million.  If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2013 pension expense would have increased or decreased inversely by $0.4 million.

Pension Plans

Berkshire has multiple qualified pension plans covering substantially all of their union and management employees.  The Plans are traditional defined benefit plans or cash balance plans for those hired on or after specified dates.  In some cases, neither of these plans is offered to new employees and has been replaced with enhanced 401(k) plans for those hired on or after specified dates.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  Berkshire reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2013 Berkshire has recorded regulatory liabilities of $0.5 million and as of December 31, 2012 Berkshire has recorded regulatory assets of $3.0 million, respectively.

In accordance with ASC 715, Berkshire utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  Berkshire amortizes prior service costs for the Plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  Berkshire utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the Plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, Berkshire does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of Berkshire’s pension plans as of December 31, 2013 and 2012.  Plan assets and obligations have been measured as of December 31, 2013 and 2012.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Pension Benefits
	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$42,047	$34,450
Service cost	717	606
Interest cost	1,779	1,816
Actuarial (gain) loss	(4,330)	6,774
Benefits paid (including expenses)	(1,538)	(1,599)
Benefit obligation at end of year	$38,675	$42,047

Change in Plan Assets:
Fair value of plan assets at beginning of year	$33,848	$31,627
Actual return on plan assets	1,606	3,821
Benefits paid (including expenses)	(1,538)	(1,599)
Fair value of plan assets at end of year	$33,916	$33,849

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$4,759	$8,198

Amounts Recognized in the Consolidated Balance Sheet consist of:
Non-current liabilities	$4,759	$8,198

Amounts Recognized as a Regulatory Asset (Liability) consist of:
Prior service cost	$4	$-
Net (gain) loss	$(509)	$3,023
Total recognized as a regulatory asset (liability)	$(505)	$3,023

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$38,675	$42,046
Accumulated benefit obligation	$35,769	$38,626
Fair value of plan assets	$33,916	$33,849

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	5.20%	4.25%
Average wage increase	3.50%	3.50%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

	Pension Benefits
	Year Ended	Year Ended
	December 31,	December 31,
	2013	2012
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$717	$606
Interest cost	1,779	1,816
Expected return on plan assets	(2,554)	(2,390)
Amortization of:
Actuarial (gain) loss	147	(73)
Net periodic benefit cost	$89	$(41)

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$(3,384)	$5,343
Amortization of:
Current year prior service costs	4	-
Actuarial (gain) loss	(148)	73
Total recognized as regulatory asset (liability)	$(3,528)	$5,416

Total recognized in net periodic benefit costs and regulatory asset (liability)	$(3,439)	$5,375

Estimated Amortizations from Regulatory Assets (Liabilities) into Net Periodic Benefit Cost for the next 12 month period:
Amortization of net (gain) loss	$-	$147
Total estimated amortizations	$-	$147

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	4.25%	5.30%
Average wage increase	3.50%	3.50%
Return on plan assets	7.75%	7.75%

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits
(In Thousands)
2014	$1,743
2015	$1,910
2016	$2,103
2017	$2,235
2018	$2,369
2019-2022	$13,413

Defined Contribution Retirement Plans/401(k)

Berkshire non-union employees are eligible to participate in UIL Holdings’ Employee Stock Ownership Plan and union employees are eligible to participate in the Berkshire Gas Company Union 401(k) Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash and are dependent on the specific provisions of each of the plans. The matching expense for 2013 and 2012 was $0.3 million, and $0.2 million, respectively.

(H)  RELATED PARTY TRANSACTIONS

Inter-company Transactions

Berkshire receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries.  Costs of the services that are allocated amongst Berkshire and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2013 and 2012, the Balance Sheet reflects inter-company payables, included in accounts payable of $0.3 million and $0.9 million, respectively, and inter-company receivables, included in accounts receivable of an immaterial amount.

Dividends/Capital Contributions

For the year ended December 31, 2013 and 2012, Berkshire accrued dividends to UIL Holdings of $5.6 million and $5.0 million, respectively.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases for office space and facilities, and a variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2014	$518
2015	519
2016	534
2017	617
2018	463
2019-after	1,006
$3,657

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, Berkshire is involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, Berkshire accrues a reserve and discloses the reserve and related matter.  Berkshire discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Environmental

Site Decontamination, Demolition and Remediation Costs

Berkshire owns or has previously owned properties where Manufactured Gas Plants (MGPs) had historically operated.  MGP operations have led to contamination of soil and groundwater with petroleum hydrocarbons, benzene and metals, among other things, at these properties, the regulation and cleanup of which is regulated by the federal Resource Conservation and Recovery Act as well as other federal and state statutes and regulations.  Berkshire has or had an ownership interest in one of such properties contaminated as a result of MGP-related activities.  Under the existing regulations, the cleanup of such sites requires state and at times, federal, regulators’ involvement and approval before cleanup can commence.  In certain cases, such contamination has been evaluated, characterized and remediated.  In other cases, the sites have been evaluated and characterized, but not yet remediated.  Finally, at some of these sites, the scope of the contamination has not yet been fully characterized; no liability was recorded in respect of these sites as of December 31, 2013 and no amount of loss, if any, can be reasonably estimated at this time.  In the past, Berkshire has received approval for the recovery of MGP-related remediation expenses from customers through rates and will seek recovery in rates for ongoing MGP-related remediation expenses for all of their MGP sites.

Berkshire owns property on Mill Street in Greenfield, Massachusetts, a former MGP site.  Berkshire estimates that expenses associated with the remaining remedial activities, as well as the required ongoing monitoring and reporting to the Massachusetts Department of Environmental Protection will most likely amount to $1.2 million and has recorded a liability and offsetting regulatory asset for such expenses as of December 31, 2013.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

Berkshire formerly owned a site on East Street (the East Street Site) in Pittsfield, Massachusetts, a former MGP site.  The East Street Site is part of a larger site known as the GE–Pittsfield/Housatonic River Site.  Berkshire sold the East Street Site to the General Electric Company (GE) in the 1970s and was named a potentially responsible party by the EPA in 1990.  In December 2002, Berkshire reached a settlement with GE (the Settlement Agreement) which provides, among other things, a framework for Berkshire and GE to allocate various monitoring and remediation costs at the East Street Site.  As of December 31, 2013, UIL Holdings has accrued approximately $2.9 million and established a regulatory asset for these and future costs incurred by GE in responding to releases of hazardous substances at the East Street Site.

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820, financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  Berkshire’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

As of December 31, 2013 and 2012, Berkshire’s financial assets and liabilities consisted of long-term debt which is categorized in Level 2 of the fair value hierarchy and for which the fair value was approximately $54.2 billion and 45.0 billion, respectively.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth the fair values of Berkshire’s pension assets as of December 31, 2013 and 2012.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2013	(In Thousands)

Pension assets
Cash and cash equivalents	$-	$-	$-	$-
Mutual funds	-	32,103	-	32,103
Hedge fund	-	-	1,813	1,813
Fair value of plan assets, December 31, 2013	$-	$32,103	$1,813	$33,916

December 31, 2012

Pension assets
Cash and cash equivalents	$175	$-	$-	$175
Mutual funds	-	32,082	-	32,082
Hedge fund	-	-	1,592	1,592
Fair value of plan assets, December 31, 2012	$175	$32,082	$1,592	$33,849

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in Note (G) “Pension and Other Benefits”.

THE BERKSHIRE GAS COMPANY

NOTES TO FINANCIAL STATEMENTS – (continued)

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2013 and 2012.

Year Ended
December 31, 2013
(In Thousands)
Pension assets-Level 3, December 31, 2012	$1,592
Unrealized/Realized gains and (losses), net	108
Purchases	113
Pension assets-Level 3, December 31, 2013	$1,813

Year Ended
December 31, 2012
(In Thousands)
Pension assets-Level 3, December 31, 2011	$-
Unrealized/Realized gains and (losses), net	28
Purchases	1,564
Pension assets-Level 3, December 31, 2012	$1,592